Exhibit 99.4

AVEPOINT, INC.

March 2025 PSU AWARD GRANT NOTICE
(2021 EQUITY INCENTIVE PLAN)

AvePoint, Inc. (the “Company”) has awarded to you (the “Participant”) the number of performance-based restricted stock units specified and on the terms set forth below in consideration of your services (the “PSU Award”). Your PSU Award is subject to all of the terms and conditions as set forth herein and in the Company’s 2021 Equity Incentive Plan (the “Plan”) and the Award Agreement (inclusive of the additional terms and conditions for certain countries, as set forth in the appendix attached thereto as Exhibit A the “Agreement”), which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Agreement shall have the meanings set forth in the Plan or the Agreement.

Participant:                                                                          ###PARTICIPANT_NAME###

Date of Grant:                                                                     ###GRANT_DATE###

Vesting Commencement Date:                                           ###ALTERNATIVE_VEST_BASE_DATE###

Number of PSUs Granted:                                                 ###TOTAL_AWARDS###

Vesting Schedule:

Subject to the Participant’s Continuous Service through the vesting period of the Award 100% of the award will vest three years after the grant date. The vesting eligibility is subject to achieving specified levels of the Performance Metrics which are Annual Recurring Revenue Compounded Annual Growth Rate by fiscal year 2027 (the “ARR Compounded Annual Growth Rate PSUs”) and GAAP Profitability for fiscal years 2025 to 2027 (the “Profitability PSUs”). The total number of shares granted through the PSU Award is weighted at 70% for the ARR Compounded Annual Growth Rate PSUs and 30% for the Profitability PSUs.

Percentage of Award Achieved	FY 2025-2027 ARR Compounded Annual Growth Rate Achievement
0% of ARR Compounded Annual Growth Rate PSUs	Less than 20%
50%-100% of ARR Compounded Annual Growth Rate PSUs	Performance range between 20% and 25%
100% of ARR Compounded Annual Growth Rate PSUs	Equal to 25%
100%-150% of ARR Compounded Annual Growth Rate PSUs	Performance range between 25% and 30%

For purposes of this PSU Award, “ARR Compounded Annual Growth Rate” shall mean [The average of the Annual Recurring Revenue (ARR) year over year growth rate as of 12/31/2027 as determined by the Committee in its sole discretion].

Percentage of Award Achieved	FY 2027 GAAP Profitability
0% of Profitability PSUs	Less than 10%
50%-100% of Profitability PSUs	Performance range between 10% and 15%
100% of Profitability PSUs	Equal to 15%
100%-150% of Profitability PSUs	Performance range between 15% and 20%

For purposes of this PSU Award, “GAAP Profitability” shall mean [Profitability measured in conformity with U.S. generally accepted accounting principles (“GAAP”), Operating Income. For clarity this is the line item in our Income Statement called “Income (loss) from Operations as determined by the Committee in its sole discretion].

The Performance Period shall be the period beginning on January 1, 2025 and ending on December 31, 2027. As soon as administratively practicable after the end of the Performance Period, the Committee shall solely and exclusively make all determinations with regard to the achievement of the applicable performance measures. For the avoidance of doubt, the Committee’s determinations regarding the performance measures or the Company’s level of achievement during the Performance Period or any portion of the Performance Period, shall be final and non-appealable. If a Performance Metric attainment is between the threshold and target, or between the target and maximum, the percentage for that modifier will be determined by straight-line interpolation.

Issuance Schedule:         One share of Common Stock will be issued for each performance-based restricted stock unit which vests at the time set forth in Section 5 of the Agreement, and will be modified by the attainment multiplier as determined by the Committee.

Participant Acknowledgements: By your signature below or by electronic acceptance or authentication in a form authorized by the Company, you understand and agree that:

●

The PSU Award is governed by this PSU Award Grant Notice (the “Grant Notice”), and the provisions of the Plan and the Agreement, all of which are made a part of this document. Unless otherwise provided in the Plan, this Grant Notice and the Agreement (together, the “PSU Award Agreement”) may not be modified, amended or revised except in a writing signed by you and a duly authorized officer of the Company.

●

You have read and are familiar with the provisions of the Plan, the PSU Award Agreement and the Prospectus. In the event of any conflict between the provisions in the PSU Award Agreement, or the Prospectus and the terms of the Plan, the terms of the Plan shall control.

●

The PSU Award Agreement sets forth the entire understanding between you and the Company regarding the acquisition of Common Stock and supersedes all prior oral and written agreements, promises and/or representations on that subject with the exception of: (i) other equity awards previously granted to you, and (ii) any written employment agreement, offer letter, severance agreement, written severance plan or policy, or other written agreement between the Company and you in each case that specifies the terms that should govern this PSU Award.

AvePoint, Inc. By: Stuart Robertson* Title: Chief Operating Officer Date: ###GRANT_DATE### * Duly authorized pursuant to that certain E-Signature Authorization, dated as of September 27, 2021	Participant ###PARTICIPANT_NAME### Date: ###ACCEPTANCE_DATE###

INCLUDED:          PSU Award Agreement, 2021 Equity Incentive Plan

AVEPOINT, INC.

PSU AWARD AGREEMENT

(2021 EQUITY INCENTIVE PLAN)

As reflected by your PSU Award Grant Notice (“Grant Notice”), AvePoint, Inc. (the “Company”) has granted you a PSU Award under the Company’s 2021 Equity Incentive Plan (the “Plan”) for the number of performance-based restricted stock units as indicated in your Grant Notice (the “PSU Award”). The terms of your PSU Award as specified in this Award Agreement for your PSU Award (the “Agreement”) and the Grant Notice (including the Appendix (as defined below) attached hereto as Exhibit A) constitute your “PSU Award Agreement”. Defined terms not explicitly defined in this Agreement but defined in the Grant Notice or the Plan shall have the same definitions as in the Grant Notice or Plan, as applicable.

The general terms applicable to your PSU Award are as follows:

1.    Governing Plan Document. Your PSU Award is subject to all the provisions of the Plan, including but not limited to the provisions in:

(a)    Section 6 of the Plan regarding the impact of a Capitalization Adjustment, dissolution, liquidation, or Corporate Transaction on your PSU Award;

(b)    Section 9(e) of the Plan regarding the Company’s retained rights to terminate your Continuous Service notwithstanding the grant of the PSU Award; and

(c)    Section 8(c) of the Plan regarding the tax consequences of your PSU Award.

Your PSU Award is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the PSU Award Agreement and the provisions of the Plan, the provisions of the Plan shall control.

2.    Grant of the PSU Award. This PSU Award represents your right to be issued on a future date the number of shares of the Company’s Common Stock that is equal to the number of performance-based restricted stock units indicated in the Grant Notice as modified to reflect any Capitalization Adjustment and subject to your satisfaction of the vesting conditions set forth therein (the “PSU Awards”). Any additional PSU Awards that become subject to the PSU Award pursuant to Capitalization Adjustments as set forth in the Plan and the provisions of Section 3 below, if any, shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other PSU Awards covered by your PSU Award.

3.    Dividends. You shall receive no benefit or adjustment to your PSU Award with respect to any cash dividend, stock dividend or other distribution that does not result from a Capitalization Adjustment as provided in the Plan; provided, however, that this sentence shall not apply with respect to any shares of Common Stock that are delivered to you in connection with your PSU Award after such shares have been delivered to you.

4.    Withholding Obligations. As further provided in Section 8 of the Plan, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations, if any, which arise in connection with your PSU Award (the “Withholding Obligation”) in accordance with the withholding procedures established by the Company. Unless the Withholding Obligation is satisfied, the Company shall have no obligation to deliver to you any Common Stock in respect of the PSU Award. In the event the Withholding Obligation of the Company arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Withholding Obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

5.    Date of Issuance.

(a)    The issuance of shares in respect of the PSU Awards is intended to comply with Treasury Regulations Section 1.409A-1(b)(4) and will be construed and administered in such a manner. Subject to the satisfaction of the Withholding Obligation, if any, in the event one or more PSU Awards vests, the Company shall issue to you one (1) share of Common Stock for each PSU Award that vests on the applicable vesting date(s) (subject to any adjustment under Section 3 above, and subject to any different provisions in the Grant Notice). Each issuance date determined by this paragraph is referred to as an “Original Issuance Date.”

(b)    If the Original Issuance Date falls on a date that is not a business day, delivery shall instead occur on the next following business day. In addition, if:

(i)    the Original Issuance Date does not occur (1) during an “open window period” applicable to you, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities, or (2) on a date when you are otherwise permitted to sell shares of Common Stock on an established stock exchange or stock market (including but not limited to under a previously established written trading plan that meets the requirements of Rule 10b5-1 under the Exchange Act and was entered into in compliance with the Company’s policies (a “10b5-1 Arrangement)), and

(ii)    either (1) a Withholding Obligation does not apply, or (2) the Company decides, prior to the Original Issuance Date, (A) not to satisfy the Withholding Obligation by withholding shares of Common Stock from the shares otherwise due, on the Original Issuance Date, to you under this Award, and (B) not to permit you to enter into a “same day sale” commitment with a broker-dealer (including but not limited to a commitment under a 10b5-1 Arrangement) and (C) not to permit you to pay your Withholding Obligation in cash, then the shares that would otherwise be issued to you on the Original Issuance Date will not be delivered on such Original Issuance Date and will instead be delivered on the first business day when you are not prohibited from selling shares of the Company’s Common Stock in the open public market, but in no event later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of your taxable year in which the Original Issuance Date occurs), or, if and only if permitted in a manner that complies with Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the shares of Common Stock under this Award are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d).

(c)    To the extent the PSU Award is a Non-Exempt Award, the provisions of Section 11 of the Plan shall apply.

6.    Transferability. Except as otherwise provided in the Plan, your PSU Award is not transferable, except by will or by the applicable laws of descent and distribution.

7.    Corporate Transaction. Your PSU Award is subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on your behalf with respect to any escrow, indemnities and any contingent consideration.

8.    No Liability for Taxes. As a condition to accepting the PSU Award, you hereby (a) agree to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from the PSU Award or other Company compensation and (b) acknowledge that you were advised to consult with your own personal tax, financial and other legal advisors regarding the tax consequences of the PSU Award and have either done so or knowingly and voluntarily declined to do so.

9.    Severability. If any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid.  Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

10.    Other Documents.  You hereby acknowledge receipt of or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Prospectus.  In addition, you acknowledge receipt of the Company’s Trading Policy.

11.    Appendix. Notwithstanding any provisions in this Agreement, the PSU Award shall be subject to any additional or different terms and conditions set forth in the Appendix to this Agreement for certain country or countries (the “Appendix”) set forth as Exhibit A to this Agreement. Moreover, if you relocate to any country included in the Appendix, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

12.    Governing Law and Venue. The PSU Awards and the provisions of this Agreement, the PSU Award Agreement, and the Plan, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to the PSU Awards or the Agreement, the PSU Award Agreement, or the Plan, or the negotiation, execution or performance of this Agreement, the PSU Award Agreement, and the Plan (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement, the PSU Award Agreement, and the Plan or as an inducement to enter into this Agreement, the PSU Award Agreement, and the Plan), are governed by, construed and enforced in accordance with, and subject to, the laws of the U.S. state of Delaware without regards to the conflict of law provisions. For purposes of any action, lawsuit, or other proceedings brought to enforce this Agreement, the PSU Award Agreement, and the Plan, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of the Commonwealth of Virginia located in Richmond, Virginia or the federal courts for the United States for the Eastern District of Virginia located in Richmond, Virginia, and no other courts, where this grant is made and/or to be performed.

13.    Nature of Grant. In accepting the grant, Participant acknowledges, understands and agrees that:

(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)    the grant of the PSU Awards is voluntary and occasional and does not create any contractual or other right to receive future grants of PSU Awards, or benefits in lieu of PSU Awards, even if PSU Awards have been granted in the past;

(c)    all decisions with respect to future PSU Awards or other grants, if any, will be at the sole discretion of the Company;

(d)    Participant is voluntarily participating in the Plan;

(e)    the PSU Awards and the Shares subject to the PSU Awards are not intended to replace any pension rights or compensation;

(f)    the PSU Awards and the Shares subject to the PSU Awards, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(g)    the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(h)    for purposes of the PSU Awards, Participant’s status as a Service Provider will be considered terminated as of the date Participant is no longer actively providing services to the Company or any Parent or Subsidiary (regardless of the reason for such termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where Participant is an employee or the terms of Participant’s service agreement, if any), and unless otherwise expressly provided in this Award Agreement or determined by the Administrator, Participant’s right to vest in the PSU Awards under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is an employee or the terms of Participant’s service agreement, if any, unless Participant is providing bona fide services during such time); the Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the PSU Awards grant (including whether Participant may still be considered to be providing services while on a leave of absence);

(i)    unless otherwise provided in the Plan or by the Company in its discretion, the PSU Awards and the benefits evidenced by this Award Agreement do not create any entitlement to have the PSU Awards or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(j)    the following provisions apply only if Participant is providing services outside the United States:

i.	the PSU Awards and the Shares subject to the PSU Awards are not part of normal or expected compensation or salary for any purpose;

ii.

Participant acknowledges and agrees that none of the Company, the Employer, or any Parent or Subsidiary shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the PSU Awards or of any amounts due to Participant pursuant to the settlement of the PSU Awards or the subsequent sale of any Shares acquired upon settlement; and

iii.

no claim or entitlement to compensation or damages shall arise from forfeiture of the PSU Awards resulting from the termination of Participant’s status as a Service Provider (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s service agreement, if any), and in consideration of the grant of the PSU Awards to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company, any Subsidiary or the Employer, waives his or her ability, if any, to bring any such claim, and releases the Company, any Parent, any Subsidiary and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.

14.    Questions. If you have questions regarding these or any other terms and conditions applicable to your PSU Award, including a summary of the applicable federal income tax consequences please see the Prospectus.

Exhibit A

AVEPOINT, INC.
APPENDIX TO PSU AWARD AGREEMENT

(2021 EQUITY INCENTIVE PLAN)

Terms and Conditions

This Appendix includes additional terms and conditions that govern the PSU Award granted to you under the Plan if you reside and/or work outside of the United States. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan and/or the Agreement to which this Appendix is attached.

If you are a citizen or resident of a country other than the one in which you are currently working and/or residing, transfer to another country after the Date of Grant, are a consultant, change employment status to a consultant, or are considered a resident of another country for local law purposes, the Company shall, in its discretion, determine the extent to which the terms and conditions contained herein shall be applicable to you. References to your “Employer” shall include any entity that engages your services.

Notifications

This Appendix also includes information regarding securities, exchange controls, tax, and certain other issues of which you should be aware with respect to your participation in the Plan. The information is provided solely for your convenience and is based on the securities, exchange control, tax, and other laws in effect in the respective countries as of August 2021. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date by the time you vest in the PSU Award or sell any shares of Common Stock.

In addition, the information contained in this Appendix is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you should seek appropriate professional advice as to how the applicable laws in your country may apply to your situation.

Finally, you understand that if you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer to another country after the Date of Grant, or are considered a resident of another country for local law purposes, the notifications contained herein may not be applicable to you in the same manner.

TERMS AND CONDITIONS APPLICABLE TO ALL NON-U.S. PARTICIPANTS

In accepting this PSU Award, you acknowledge, understand, and agree to the following:

1.    Data Privacy Information. The Company’s headquarters is located at 525 Washington Blvd., Suite 1400, Jersey City, New Jersey 07311, USA, The Company grants PSU Awards to employees of the Company and of its Affiliates (in their respective capacities as Employers) at the Company’s sole discretion. If you would like to participate in the Plan, please review the following information about the Company’s data processing practices. The following is subject to the Company’s global privacy policy (“Company’s Privacy Policy”) (as amended from time to time) available here:

https://avepointcrm.sharepoint.com/sites/PeopleTeamPortal/SitePages/People-Team-Privacy-Policy.aspx.

To the extent there is a conflict between the terms of the Agreement, the PSU Award Agreement, and/or the Plan Agreement on the one hand and the Company’s Privacy Policy on the other, the Company’s Privacy Policy will control.

THE FOLLOWING PROVISIONS OF THIS SECTION 1. APPLY TO PARTICIPANTS WHO WORK AND/OR RESIDE OUTSIDE THE EUROPEAN UNION/EUROPEAN ECONOMIC AREA, SWITZERLAND AND THE UNITED KINGDOM.

(a)    Data Collection and Usage. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your Data (as defined below) by and among, as applicable, (i) the Company or, if different, your Employer or its or their respective Affiliates, (ii) the Plan Broker and (iii) the Transfer Agent for the exclusive purpose of implementing, administering, and managing your participation in the Plan.

(b)    Data Processing. You understand that the Company, the Employer, and its and their respective Affiliates may collect, process, transfer, use, and hold certain personal information and personally identifiable information about you that is necessary for the purpose of implementing, administering and managing the Plan and which may include, without limitation, your name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality and citizenship, job title, any shares of Common Stock or directorships held in the Company, details of all awards or other entitlements to shares of Common Stock, granted, canceled, exercised, vested, unvested or outstanding in your favor (“Data”).

(c)    Stock Plan Administration, Data Transfer, Retention and Data Subject Rights.

(i)    You understand that some or all of the Data will be transferred to Morgan Stanley LLC and/or its affiliates including Solium Plan Managers LLC (collectively, the “Plan Broker”), which is assisting the Company with the implementation, administration, and management of the Plan, and Continental Stock Transfer & Trust Company (the “Transfer Agent”), which is assisting the Company with maintaining security holder records and tracking ownership changes in shares of Common Stock held in the Company. In the future, the Company may select different service providers (in addition to or in place of the Plan Broker and/or the Transfer Agent) and share your Data with other service providers that serve in a similar manner. The Plan Broker may open an account for you to receive and trade shares of Common Stock. The processing of your Data will take place through both electronic and non-electronic means. You may be asked to agree on separate terms and data processing practices with the Plan Broker, with such agreement being a condition of the ability to participate in the Plan.

(ii)    You understand that the recipients of the Data may be located in your country of work and/or residence, or elsewhere, and that any recipient’s country may have different data privacy laws and protections than your country of work and/or residence. You understand that you may request a list with the names and addresses of any potential recipients of the Data via the Company’s Human Resources Information System (“HRIS”) interface or by contacting in writing your local human resources representative on the Company’s “People Team” at people@avepoint.com.

(iii)    You authorize the Company, the Plan Broker, the Transfer Agent, and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, via the HRIS interface or by contacting in writing your local human resources representative on the People Team at people@avepoint.com. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant you PSU Awards or other equity awards or administer or maintain such awards. Therefore, you understand that refusal or withdrawal of consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative on the People Team at people@avepoint.com.

THE FOLLOWING PROVISIONS OF THIS SECTION 1. APPLY TO PARTICIPANTS WHO WORK AND/OR RESIDE WITHIN THE EUROPEAN UNION/EUROPEAN ECONOMIC AREA, SWITZERLAND AND THE UNITED KINGDOM.

(a)    Data Collection and Usage. The Company or, if different, your Employer and its and their respective Affiliates collect, process, transfer, use, and hold personal data and personally identifiable information about you that is necessary for the purpose of implementing, administering and managing the Plan. This personal data may include your name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality and citizenship, job title, any shares of Common Stock or directorships held in the Company, details of all awards or other entitlements to shares of Common Stock, granted, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), which the Company receives from you or the Employer.

(b)    Purposes and Legal Bases of Processing. The Company processes the Data for the purpose of performing its contractual obligations under the Agreement, the PSU Award Agreement, and the Plan granting PSU Awards, implementing, administering and managing your participation in the Plan. The legal basis for the processing of the Data by the Company and the third party service providers described below is the necessity of the data processing for the Company to perform its contractual obligations under the Agreement, the PSU Award Agreement, and the Plan and for the Company’s legitimate business interests of managing the Plan and generally administering employee equity awards.

(c)    Stock Plan Administration Service Providers. The Company transfers some or all of the Data to (i) Morgan Stanley LLC and/or its affiliates including Solium Plan Managers LLC (collectively, the “Plan Broker”), independent service providers with operations, relevant to the Company, in the United States, which assists the Company with the implementation, administration and management of the Plan and (ii) and Continental Stock Transfer & Trust Company (the “Transfer Agent”), which is assisting the Company with maintaining security holder records and tracking ownership changes in shares of Common Stock held in the Company. In the future, the Company may select different service providers (in addition to or in place of the Plan Broker and/or the Transfer Agent) and share your Data with other service providers that serve in a similar manner. The Company may open an account through the Plan Broker for you to receive and trade shares of Common Stock. The processing of your Data will take place through both electronic and non-electronic means. You may be asked to agree on separate terms and data processing practices with the Plan Broker, with such agreement being a condition of the ability to participate in the Plan.

(d)    International Data Transfers. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any then-current recipients of the Data via the Company’s Human Resources Information System (“HRIS”) interface or by contacting in writing your local human resources representative on the Company’s “People Team” at people@avepoint.com. When transferring Data to its affiliates, the Plan Broker, or the Transfer Agent, the Company provides appropriate safeguards described in the Company’s Privacy Policy (as defined herein).

(e)    Data Retention. The Company will use your Data only as long as is necessary to implement, administer and manage your participation in the Plan or as required to comply with any and all legal or regulatory obligations, including under tax, exchange control, securities, and labor laws. When the Company no longer needs your Data, the Company will, to the extent feasible to do so, remove it from its systems in accordance with the Company’s Privacy Policy, it being understood per that policy that some Data may also be stored with third parties who host applications or perform tasks (e.g., payroll management) for the Company, the Employer, or its or/their respective Affiliates. The Company may keep some of your Data longer to satisfy internal compliance and recordkeeping procedures, accounting purposes, tax rules or regulations, specific record retention laws, and any other legal or regulatory obligations and the Company’s legal basis for such use would be necessity to comply with legal obligations.

(f)    Contractual Requirement. Your provision of Data and its processing as described above is a contractual requirement and a condition to your ability to participate in the Plan. You understand that, as a consequence of your refusing to provide Data, the Company may not be able to allow you to participate in the Plan, grant PSU Awards to you, or administer or maintain such PSU Awards. However, your participation in the Plan and your acceptance of the PSU Award Agreement are purely voluntary. While you will not receive PSU Awards if you decide against participating in the Plan or providing Data as described above, your career and salary will not be affected in any way solely as a result of electing not to participate in the Plan.

(g)    Data Subject Rights. You have a number of rights under data privacy laws in your country. Depending on where you are based, your rights may include the right to (i) request access or copies of your Data the Company processes, (ii) rectify incorrect Data and/or delete your Data, (iii) restrict processing of your Data, (iv) portability of your Data, (v) lodge complaints with the competent data protection authorities in your country and/or (vi) obtain a list with the names and addresses of any recipients of your Data. To receive clarification regarding your rights or to exercise your rights please contact the Company via the HRIS interface or by contacting in writing your local human resources representative on the People Team at people@avepoint.com.

2.    Insider Trading Restrictions/Market Abuse Laws. By participating in the Plan, you agree to comply with the Company’s policy on insider trading. You further acknowledge that, depending on your or your broker’s country of residence or where the shares of Common Stock are listed, you may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect your ability to directly or indirectly, accept, acquire, sell or attempt to sell or otherwise dispose of shares of Common Stock or rights to the shares of Common Stock (e.g., PSU Awards), or rights linked to the value of shares of Common Stock during such times as you are considered to have “inside information” regarding the Company, as defined by the laws and/or regulations in applicable jurisdictions or your country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders placed by you before possessing the inside information. Furthermore, you may be prohibited from (i) disclosing inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.

3.    Language. You acknowledge that you are sufficiently proficient in English, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms and conditions of this PSU Award Agreement. Furthermore, if you have received this PSU Award Agreement, or any other document related to the PSU Award and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

4.    Foreign Asset/Account Reporting Requirements. You acknowledge that there may be certain foreign asset and/or account, exchange control, and/or tax reporting requirements which may affect your ability to acquire or hold shares of Common Stock acquired under the Plan or cash received from participating in the Plan (including any proceeds arising from the sale of shares of Common Stock or the payment of any cash dividends on the shares of Common Stock) in a bank or brokerage account outside your country. The applicable laws of your country may require that you report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. You also may be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to your country through a designated bank or broker within a certain time after receipt. It is your responsibility to be compliant with such regulations and you should speak with your personal advisor on this matter.

5.    Additional Acknowledgments and Agreements. In accepting this PSU Award, you also acknowledge, understand and agree that:

(a)    the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)    the grant of the PSU Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of equity awards, or benefits in lieu of equity, even if equity awards have been granted in the past;

(c)    all decisions with respect to future PSU Awards or other grants, if any, will be at the sole discretion of the Company;

(d)    the PSU Award grant and your participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, Employer, or any Affiliate, and shall not interfere with the ability of the Company, the Employer or any Affiliate, as applicable, to terminate you at any time;

(e)    you are voluntarily participating in the Plan;

(f)    the PSU Award and any shares of Common Stock acquired under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation;

(g)    The PSU Award and the shares of Common Stock subject to the PSU Award, and the income from and value of same, are an extraordinary item of compensation outside the scope of your employment contract, if any, and is not to be considered part of your normal or expected compensation for any purpose, including, without limitation, calculating severance, resignation, redundancy, dismissal, end of service payments, bonuses, long-service awards, holiday pay, leave-related payments, pension or retirement or welfare benefits or similar payments;

(h)    the future value of the shares of Common Stock underlying the PSU Award is unknown, indeterminable, and cannot be predicted with certainty;

(i)    if the underlying shares of Common Stock do not increase in value, the PSU Award will have no value;

(j)    if the PSU Award vests and you acquire shares of Common Stock, the value of such shares of Common Stock may increase or decrease in value, even below the fair market value at grant;

(k)    unless otherwise agreed with the Company, the PSU Awards and the shares of Common Stock underlying the PSU Award, and the income from and value of same, are not granted as consideration for, or in connection with, service you may provide as a director of an Affiliate;

(l)    no claim or entitlement to compensation or damages shall arise from forfeiture of the PSU Award resulting from the termination of your Continuous Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any);

(m)    for purposes of the PSU Award, your Continuous Service will be considered terminated as of the date you are no longer actively providing service (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are providing service or the terms of your employment or service agreement, if any), and unless otherwise determined by the Company, your right to vest in the PSU Award and the period (if any) during which the PSU Award may vest after such termination of your service will terminate as of such date and will not be extended by any notice period (e.g., your period of Continuous Service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are providing service or the terms of your employment or service agreement, if any); the Plan Administrator shall have the exclusive discretion to determine when you are no longer actively providing Continuous Service for purposes of your PSU Award grant (including whether you may still be considered to be providing Continuous Service while on a leave of absence);

(n)    unless otherwise provided in the Plan or by the Company in its discretion, the PSU Award and the benefits evidenced by this PSU Award Agreement do not create any entitlement to have the PSU Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company;

(o)    the PSU Award and the shares of Common Stock subject to the PSU Award are not part of normal or expected compensation or salary for any purpose; and

(p)    neither the Company, the Employer nor any Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the PSU Award or of any amounts due to you pursuant to the vesting of the PSU Award or the subsequent sale of any shares of Common Stock acquired upon vesting.

6.    Not a Public Offering. The grant of the PSU Award is not intended to be a public offering of securities in your country of residence (or country of service, if different). The Company has not submitted any registration statement, prospectus, or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the PSU Award is not subject to the supervision of the local securities authorities.

7.    No Advice Regarding Grant. The Company is not providing any tax, legal, accounting, or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Common Stock. You are hereby advised to consult with your own personal tax, legal, and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

COUNTRY-SPECIFIC PROVISIONS.

AUSTRALIA

Notifications

Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Act”) applies (subject to the conditions in that Act).

Securities Law Information. The offering and resale of Shares acquired under the Plan to a person or entity resident in Australia may be subject to disclosure requirements under Australian law. You should obtain legal advice regarding any applicable disclosure requirements prior to making any such offer.

Terms and Conditions

Australian Securities Laws. If Participant acquires Shares under the Plan and resells them in Australia, he or she may be required to comply with certain Australian securities law disclosure requirements.

Foreign Exchange. Participant acknowledges and agrees that it is the Participant’s sole responsibility to investigate and comply with any applicable exchange control laws in connection with the inflow of funds from the vesting of the performance-based Restricted Stock Units or subsequent sale of the Shares and any dividends (if any) and that the Participant shall be responsible for any reporting of inbound international fund transfers required under applicable law. The Participant is advised to seek appropriate professional advice as to how the exchange control regulations apply to the Participant’s specific situation.

AUSTRIA

There are no country-specific provisions.

BELGIUM

There are no country-specific provisions.

CANADA

Terms and Conditions

Labor Law Acknowledgement. In the event of the termination of your status as an employee (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of my employment agreement, if any), your right to participate in the Plan and any PSU Awards granted to you under the Plan, if any, will terminate effective as of the date that is the earlier of: (i) your termination of Continuous Service date; (ii) the date that you receive written notice of termination of your status as an employee from the Company or the Employer (regardless of any notice period or period of pay in lieu of such notice mandated under the employment laws in the jurisdiction where you are employed or the terms of my employment agreement, if any); or (iii) the date that you are no longer actively employed by the Company or the Employer, with such date being determined by the Company in its sole discretion.

The following provisions will apply if you are a resident of Quebec:

Authorization to Release Necessary Personal Information. You hereby authorize the Company or the Employer and its representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company or the Employer and its designated Plan broker(s) to disclose and discuss the Plan with their advisors. You further authorize the Employer to record such information and to keep such information in my employee file.

English Language Provision. You hereby provide my consent to receive Plan information in English through my participation in the Plan. Specifically, you acknowledge as follows:

The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Disposition relative à l’utilisation de la langue anglaise. Par la présente, je consens à recevoir les informations relatives au Plan en anglais par le biais de mon participation au Plan. Particulièrement, je reconnais comme suit:

Les parties reconnaissent avoir exigé la rédaction en anglais du Contrat, ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement à la présente convention.

CHINA

Terms and Conditions

The following provisions apply to you if you are a People’s Republic of China (“PRC”) national:

Due to legal restrictions, the PSU Award shall only be granted and become eligible for vesting only at such time as the shares of Common Stock of the Company are publicly traded, quoted or listed on a recognized exchange or securities market, are not subject to a market stand-off or lock-up agreement and all necessary exchange control and other approvals from the PRC State Administration of Foreign Exchange or its local counterpart (“SAFE”) have been received for PSU Awards granted under the Plan, as determined by the Company in its sole discretion (the “Liquidity Date”). Unless otherwise determined by the Company and/or Committee, all vesting of the PSU Award must pay the exercise price by a “cashless exercise” as described in Section 4 of the PSU Award Agreement and Section 8 of the Plan, and the net cash proceeds from such exercise will be remitted to you in accordance with applicable exchange control law. In the event the shares of Common Stock of the Company are issued upon vesting of an PSU Award, the Company has discretion to arrange for the sale of the shares of Common Stock issued, either immediately or at any time thereafter and the Company may require you to hold such shares of Common Stock in a designated brokerage account. If the Company changes its Plan broker, you acknowledge and agree that the Company may transfer any shares of Common Stock issued under the Plan to the new Plan broker if necessary for legal or administrative reasons. You agree to sign any documentation necessary to facilitate the transfer.

In the event your employment or Continuous Service with the Company or an Affiliate terminates after the Liquidity Date, all unvested PSU Awards will be forfeited and you must exercise any vested PSU Awards within such time as required by the Company’s SAFE approval (but in no event beyond the applicable time limit set forth in the Grant Notice and the PSU Award Agreement).

If or to the extent the Company is unable to obtain or maintain SAFE approval, the PSU Award may not vest and no shares of Common Stock subject to the PSU Award shall be issued.

Exchange Control Obligations. You understand and agree that you will be required to immediately repatriate to China the proceeds from the sale of any shares of Common Stock acquired under the Plan and any cash dividends paid on such shares of Common Stock. You further understand that such repatriation of proceeds may need to be effected through a special bank account established by the Company (or an Affiliate), and you hereby consent and agree that any sale proceeds and cash dividends may be transferred to such special account by the Company (or an Affiliate) on your behalf prior to being delivered to you and that no interest shall be paid with respect to funds held in such account.

The proceeds may be paid to you in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid to you in U.S. dollars, you understand that a U.S. dollar bank account in China must be established and maintained so that the proceeds may be deposited into such account. If the proceeds are paid to you in local currency, you acknowledge that the Company (or an Affiliate) are under no obligation to secure any particular exchange conversion rate and that the Company (or an Affiliate) may face delays in converting the proceeds to local currency due to exchange control restrictions. You agree to bear any currency fluctuation risk between the time the shares of Common Stock are sold and the net proceeds are converted into local currency and distributed to you. You further agree to comply with any other requirements that may be imposed by the Company (or an Affiliate) in the future in order to facilitate compliance with exchange control requirements in China.

GERMANY

Notifications

Exchange Control Information. If Participant remits proceeds in excess of €12,500 out of or into Germany, such cross-border payment must be reported monthly to the State Central Bank. In the event that Participant makes or receives a payment in excess of this amount, Participant is responsible for obtaining the appropriate form from a German bank and complying with applicable reporting requirements. In addition, the Participant must also report on an annual basis in the unlikely event that the Participant holds Shares exceeding 10% of the total voting capital of the Company.

Securities Disclaimer. The grant of the PSU Awards is exempt from the requirement to publish a prospectus under the EU Prospectus Directive as implemented in Germany.

ISRAEL

Notifications

Securities Notification. The grant of the PSU Awards under the Plan is exempt from securities reporting and disclosure requirements with the Israel Securities Authority.

Tax Notification. The PSU Awards are not intended to qualify for tax qualified treatment in Israel, including without limitation, under Section 102 of the Israeli Ordinance and Income Tax Rules (Tax Benefits in Share Issuance to Employees) 5763-2003.

JAPAN

Notifications

Offshore Assets Reporting. Participant is required to report details of any assets held outside of Japan as of December 31st (including but not limited to any Shares acquired under the Plan), to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such report is due by March 15th each year. Participant should consult with his or her personal tax advisor as to whether the reporting obligation applies to Participant and whether Participant will be required to report details of any outstanding PSU Awards or Shares held by Participant in the report.

NETHERLANDS

Notifications

You should be aware of the Dutch insider trading rules, which may affect the issuance of Shares acquired under the Plan. In particular, you may be prohibited from effecting certain share transactions if you have insider information regarding the Company. Below is a discussion of the applicable restrictions. You are advised to read the discussion carefully to determine whether the insider rules could apply to you. If it is uncertain whether the insider rules apply, the Company recommends that you consult with a legal advisor. The Company cannot be held liable if you violate the Dutch insider trading rules. You are responsible for ensuring your compliance with these rules.

Prohibition Against Insider Trading. Dutch securities laws prohibit insider trading. The regulations are based upon the European Market Abuse Directive and are stated in section 5:56 of the Dutch Financial Supervision Act (Wet op het financieel toezicht or Wft) and in section 2 of the Market Abuse Decree (Besluit marktmisbruik Wft). For further information you are referred to the website of the Authority for the Financial Markets (AFM); http://www.afm.nl/~/media/Files/brochures/2012/insider-dealing.ashx.

Given the broad scope of the definition of inside information, certain employees of the Company working at its Dutch affiliate may have inside information and thus are prohibited from making a transaction in securities in the Netherlands at a time when they have such inside information. By entering into the Agreement and participating in the Plan, you acknowledge having read and understood the notification above and acknowledge that it is your responsibility to comply with the Dutch insider trading rules, as discussed herein.

Securities Disclaimer. Participation in the Plan is exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Directive as implemented in the Netherlands.

SINGAPORE

Notifications

Securities Law Information. The grant of PSU Awards under the Plan is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”).

The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. Further, the PSU Awards granted under the Plan are subject to section 257 of the SFA and you are not permitted to sell, or offer to sell, any Shares in Singapore unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

Director Notification Obligation. Directors, associate directors or shadow directors of a Singapore Parent, Subsidiary or affiliate are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify such entity in writing within two business days of any of the following events: (i) the acquisition or disposal of an interest (e.g., PSU Awards granted under the Plan or Shares) in the Company or any Parent, Subsidiary or affiliate, (ii) any change in previously-disclosed interests (e.g., upon the issuance of Shares upon vesting of the PSU Awards granted under the Plan), or (iii) becoming a director, associate director or shadow director of a Parent, Subsidiary or affiliate in Singapore, if the individual holds such an interest at that time.

Insider Trading Notification. You should be aware of the Singapore insider-trading rules as these rules may impact your ability to acquire or dispose of Shares or rights to acquire Shares (e.g., PSU Awards granted under the Plan). Under the Singapore insider trading rules, you are prohibited from selling Shares when you are in possession of information concerning the Company which is not generally available and which you know or should know will have a material effect on the price of such Shares once such information is generally available.

SPAIN

Terms and Conditions

Nature of Grant. This provision supplements Section 13 (Nature of Grant) of the Award Agreement:

In accepting the PSU Awards, Participant consents to participate in the Plan and acknowledges that he or she has received a copy of the Plan.

Participant understands that the Company has unilaterally, gratuitously, and in its sole discretion decided to grant PSU Awards under the Plan to individuals who may be employees of the Company or one of its Subsidiaries or affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company or any Subsidiary or affiliate, other than to the extent set forth in the Agreement. Consequently, Participant understands that the grant of PSU Awards is made on the assumption and condition that the PSU Awards and any Shares acquired under the Plan are not part of any employment contract (either with the Company or any Subsidiary or affiliate), and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. Further, Participant understands that the grant of the PSU Awards would not be made but for the assumptions and conditions referred to above; thus, he or she acknowledges and freely accept that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of or right to the PSU Awards shall be null and void.

Notifications

Tax Reporting Obligation for Assets Held Abroad. Beginning January 2013, individuals in Spain are required to report assets and right located outside of Spain (which would include Shares or any funds held in a U.S. brokerage account) on Form 720 by March 31st after each calendar year. A report is not required if the value of assets held outside of Spain is EUR 50,000 or less or if the assets held outside of Spain have not increased by more than EUR 20,000 compared to the previous year (assuming that a prior report has been filed reporting these assets). Please consult your personal tax advisor for more information on how to complete the report and the specific information on what types of assets are required to be reported.

Exchange Control Information. Participant must declare the acquisition of stock in a foreign company (including Shares acquired under the Plan) to the Dirección General de Política Comercial e Inversiones Exteriores (“DGPCIE”) of the Ministerio de Economia for statistical purposes. He or she must also declare ownership of any stock in a foreign company (including Sharesacquired under the Plan) with the Directorate of Foreign Transactions each January while the stock is owned. In addition, if Participant wishes to import the share certificates into Spain, he or she must declare the importation of such securities to the DGPCIE.

When receiving foreign currency payments derived from the ownership of the shares (i.e., dividends or sale proceeds), Participant must inform the financial institution receiving the payment of the basis upon which such payment is made. Participant will need to provide the following information: (i) his or her name, address, and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment and the currency used; (iv) the country of origin; (v) the reasons for the payment; and (vi) any further information that may be required.

Securities Disclaimer. The grant of the PSU Awards is exempt from the requirement to publish a prospectus under the EU Prospectus Directive as implemented in Spain.

SWEDEN

Terms and Conditions

Authorization to Withhold. The following provision supplements Section 4 of the PSU Award Agreement:

Without limiting the Company’s and the Employer’s authority to satisfy their withholding obligations for Tax-Related Items as set forth in Section 4 of this PSU Award Agreement, in participating in the Plan, you authorize the Company and/or the Employer to withhold shares of Common Stock or to sell shares of Common Stock otherwise deliverable to you upon purchase to satisfy any Tax-Related Items, regardless of whether the Company and/or the Employer have an obligation to withhold such amounts.

SWITZERLAND

Notifications

Securities Law Notification. Neither this document nor any other materials relating to the PSU Award (i) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than an employee of the Company or an Affiliate, or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority.

UNITED KINGDOM

Terms and Conditions

Tax Obligations. The following provision supplements Section 4 of the Agreement and Section 8 of the Plan:

Tax-Related Items shall include primary and to the extent legally possible secondary class 1 National Insurance Contributions (“NICs”).

You agree that the Company or the Employer may calculate the Tax-Related Items to be withheld and accounted for by reference to the maximum applicable rates, without prejudice to any right you may have to recover any overpayment from relevant UK tax authorities. If payment or withholding of any income tax liability arising in connection with my participation in the Plan is not made by you to the Employer within ninety (90) days of the event giving rise to such income tax liability or such other period specified in Section 222(1)(c) of the UK Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), you understand and agree that the amount of any uncollected income tax will constitute a loan owed by you to the Employer, effective on the Due Date. You understand and agree that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue and Customs, it will be immediately due and repayable by you, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to in the Plan and/or this Agreement. Notwithstanding the foregoing, you understand and agree that if you are a director or an executive officer of the Company (within the meaning of such terms for purposes of Section 13(k) of the Exchange Act), you will not be eligible for such a loan to cover the income tax liability. In the event that you are a director or executive officer and the income tax is not collected from or paid by you by the Due Date, you understand that the amount of any uncollected income tax will constitute an additional benefit to me on which additional income tax and NICs will be payable. You understand and agree that you will be responsible for reporting and paying any income tax due on this additional benefit directly to Her Majesty’s Revenue and Customs under the self-assessment regime and for reimbursing the Company or the Employer (as appropriate) for the value of any primary and (to the extent legally possible) secondary class 1 NICs due on this additional benefit which the Company or the Employer may recover from you by any of the means referred to in the Plan and/or the Agreement.

Notification

Securities Disclaimer. Neither the Agreement nor the Appendix is an approved prospectus for the purposes of section 85(1) of the Financial Services and Markets Act 2000 (“FSMA”) and no offer of transferable securities to the public (for the purposes of section 102B of FSMA) is being made in connection with the Plan. The Plan is exclusively available in the UK to bona fide employees and former employees and any other UK Subsidiary.